Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of the Effective Date (as defined below), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, TRMC is the owner of the Golden Eagle Wharf Facility in Martinez, California, as identified on Schedule V to the Amended and Restated Omnibus Agreement (as defined below); and
WHEREAS, TRMC desires to contribute certain assets to the General Partner, the General Partner desires to contribute those assets to the Partnership and the Partnership desires to contribute those assets to the Operating Company, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Capitalized terms used herein shall have the respective meanings ascribed to such terms below:
“Agreement” has the meaning set forth in the introduction to this Agreement.
“Amended and Restated Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of the date hereof, among Tesoro, TRMC, Tesoro Companies, Inc., a Delaware corporation, Tesoro Alaska Company, a Delaware corporation, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.
“Amended and Restated Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of the date hereof among Tesoro, Tesoro Companies Inc., TRMC, the General Partner, the Operating Company, Tesoro Alaska Company and Tesoro High Plains Pipeline Company.

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“Assets” means the Tankage and two firewater tanks with 48,000 barrels of shell capacity, as well as associated firewater pumps and piping (including without limitation the applicable Real Property Assets), certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights of TRMC to the extent assignable and to the extent used in connection with the ownership and operation of the applicable Real Property Assets and/or any of the other assets and properties described above, which assets are listed in detail on Exhibit A to this Agreement.
“CDFG” means the California Department of Fish and Game.
“CDFG Approval” means the approval of the CDFG to the issuance of a COFR to Operating Company.
“COFR” means the Certificate of Financial Responsibility filed with the CDFG with respect to oil spill contingency planning and financial responsibility for the Secondary Assets.
“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“CSLC” means the California State Lands Commission.
“CSLC Approval” means the approval of the CSLC to the assignment of the Wharf Lease to Operating Company.
“CSLC Lease Renewal” means the renewal and extension of the Wharf Lease by the CSLC.
“Effective Date” means April 1, 2012.
“Effective Time” means 8:00 a.m. Central Time on the Effective Date.
“Excluded Assets and Liabilities” has the meaning set forth in Section 2.1(c) of this Agreement.
“General Partner” has the meaning set forth in the introduction to this Agreement.
“General Partner Contribution” has the meaning set forth in Section 2.2(a) of this Agreement.
“General Partner Secondary Contribution” has the meaning set forth in Section 2.2(b) of this Agreement.
“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.

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“Interim Period” means the period between the Effective Time and the Secondary Effective Time.

“Material Adverse Effect” has the meaning set forth in Section 3.4(a) of this Agreement.
“MTUTA” means that certain Marine Terminal Use and Throughput Agreement to be executed on the Effective Date between Operating Company and TRMC, pursuant to which the Operating Company will provide services to manage and operate the Assets and the Secondary Assets for TRMC's exclusive use.
“Operating Company” has the meaning set forth in the introduction to this Agreement.
“Partnership” has the meaning set forth in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011.
“Partnership Contribution” has the meaning set forth in Section 2.3(a) of this Agreement.
“Partnership Group” has the meaning set forth in the Amended and Restated Omnibus Agreement.
“Partnership Secondary Contribution” has the meaning set forth in Section 2.3(b) of this Agreement.
“Party” or “Parties” is defined in the introduction to this Agreement.
“Permitted Liens” has the meaning set forth in Section 2.1(a) of this Agreement.
“Plains Martinez Terminal” means a product and crude oil service storage terminal owned by Plains All American Pipeline, LP at Martinez in the San Francisco, California area.
“Real Property Assets” means the real property assets described on Schedule I of Exhibit A to this Agreement.
“Refinery” means TRMC's Golden Eagle refinery located on the Suisan Bay, California.
“Secondary Assets” means, the Wharf, the Wharf Lease and SHPL (including without limitation the applicable Secondary Real Property Assets), certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights of TRMC to the extent assignable and to the extent used in

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connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit B to this Agreement.
“Secondary Effective Time” has the meaning set forth in Section 5.1(d) of this Agreement.
“SHPL” means five short haul pipelines consisting of (i) a 24” crude line from the Wharf to the Plains Martinez Terminal and the Refinery, that splits into a 16” and 12” line going into the Refinery (all two-way); (ii) an 8” wastewater line from the Wharf to the Refinery (one-way), (iii) an 8” products line between the Refinery and the Plains Martinez Terminal (two-way), and (iv) associated easements, permits and licenses.
“Tankage” means five crude oil storage tanks with a combined capacity of 425,000 shell barrels (350,000 barrels of working capacity) adjacent to the Wharf, including associated (i) real property, (ii) hydrocarbon transfer pumps and piping and related shed and equipment, and (iii) electrical switching and communications facilities and equipment.
“Tesoro” has the meaning set forth in the introduction to this Agreement.
“TRMC” has the meaning set forth in the introduction to this Agreement.
“Transaction Documents” has the meaning set forth in Section 3.4(a) of this Agreement.
“TRMC Contribution” has the meaning set forth in Section 2.1(a) of this Agreement.
“TRMC Secondary Contribution” has the meaning set forth in Section 2.1(b) of this Agreement.
“Wharf” means a single-berth dock designed for the throughput of crude oil located on the Suisun Bay, California near the Refinery.
“Wharf Lease” means State Lease PRC 3453.1 for the Wharf issued on December 22, 1983, for a period of 25 years commencing on January 1, 1984, between TMRC and the CSLC and any amendment, restatement or replacement lease thereof.
ARTICLE II
CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 3.1Conveyances by TRMC to the General Partner.

(a)Effective as of the Effective Time, TRMC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license

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included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than as set forth on Exhibit C to this Agreement (the “Permitted Liens”). The contribution described in this Section 2.1(a) shall be referred to in this Agreement as the “TRMC Contribution.” TRMC hereby makes the TRMC Contribution and the TRMC Secondary Contribution, as defined below, in exchange for a 51% membership interest in the General Partner, and the General Partner hereby accepts the Assets as a contribution to the capital of the General Partner.

(b)Upon receipt of the CLSC Lease Renewal, the CSLC Approval and the CDFG Approval or as otherwise provided in Section 5.1, TRMC shall assign, transfer, contribute, grant, bargain, convey, set over and deliver to the General Partner, its successor and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Secondary Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Secondary Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.1(b) shall be referred to in this Agreement as the “TRMC Secondary Contribution.” The TRMC Secondary Contribution shall be made for no additional consideration and the General Partner shall accept the Secondary Assets as a contribution to the capital of the General Partner.

(c)The Parties hereby acknowledge and agree that TRMC owns certain assets and properties (including any and all petroleum and hydrocarbon inventory) and has certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets as set forth on Exhibit D to this Agreement (collectively, the “Excluded Assets and Liabilities”), and that the Excluded Assets and Liabilities are being retained by TRMC and are not being contributed or transferred as part of the Contribution.

Section 3.2Conveyances by the General Partner to the Partnership.

(a)Effective as of the Effective Time and immediately after the completion of the TRMC Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.2(a) shall be referred to in this Agreement as the “General Partner Contribution.” The General Partner hereby makes the General Partner Contribution and the General Partner Secondary Contribution (as defined below) in exchange for:

(i)$67.5 million in cash, plus interest on such cash amount at a per annum rate of three and one-half percent (3.50%) for each day after the Effective Date that such payment is made (which daily rate equals $7,200 per day), which payment date is expected to be April 2, 2012;

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(ii)the issuance to the General Partner of 4,212 general partner units in the Partnership to be issued as of April 1, 2012, to maintain the General Partner's two percent (2%) general partner interest in the Partnership; and
(iii)the issuance to the General Partner of 206,362 Common Units to be issued as of April 1, 2012, representing a sixty-six one hundreths percent (0.66%) limited partner interest in the Partnership.
The Partnership hereby accepts the Assets as a contribution to the capital of the Partnership.
(b)Immediately after the TRMC Secondary Contribution, the General Partner shall assign, transfer, contribute, grant, bargain, convey, set over and deliver to the Partnership, its successor and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Secondary Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Secondary Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.2(b) shall be referred to in this Agreement as the “General Partner Secondary Contribution.” The General Partner Secondary Contribution shall be made for no additional consideration and the Partnership shall accept the Secondary Assets as a contribution to the capital of the Partnership.
Section 3.3Conveyances by the Partnership to the Operating Company.
(a)Effective as of the Effective Time and immediately after the completion of the General Partner Contribution, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.3(a) shall be referred to in this Agreement as the “Partnership Contribution.” The Partnership hereby makes the Partnership Contribution and the Partnership Secondary Contribution, as defined below, as a capital contribution, and the Operating Company hereby accepts the Assets as a contribution to the capital of the Operating Company.
(b)Immediately after the General Partner Secondary Contribution, the Partnership shall assign, transfer, contribute, grant, bargain, convey, set over and deliver to the Operating Company, its successor and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Secondary Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Secondary Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.3(b) shall be referred to in this Agreement as the

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“Partnership Secondary Contribution.” The Partnership Secondary Contribution shall be made for no additional consideration and the Operating Company shall accept the Secondary Assets as a contribution to the capital of the Operating Company.
Section 3.4Actions and Deliveries on the Effective Date. The Parties acknowledge that the following actions and deliveries have occurred as of the Effective Time:
(a)the General Partner has loaned the funds it shall receive pursuant to Section 2.2 to Tesoro pursuant to a 10-year promissory note in the form attached as Exhibit E to this Agreement;
(b)TRMC has executed and delivered documents and instruments necessary and appropriate to convey the Assets directly to the Operating Company, in the forms attached hereto as Exhibit F;
(c)the parties to the MTUTA have executed and delivered the MTUTA;
(d)TRMC and the Operating Company have executed and delivered a right of entry agreement related to TRMC's access to the Tankage after Closing;
(e)the parties to the Amended and Restated Omnibus Agreement have executed and delivered the Amended and Restated Omnibus Agreement;
(f)the parties to the Amended and Restated Operational Services Agreement have executed and delivered the Amended and Restated Operational Services Agreement;
(g)Tesoro, TRMC and the General Partner have executed and delivered an amendment and adoption agreement to the General Partner's limited liability company agreement to evidence TRMC's addition as a member;
(h)the Parties and the parties to the other Transaction Documents have executed a closing escrow agreement to effect the closing into escrow with McGuireWoods LLP of all documents and instruments related to the closing as of the Effective Time; and
(i)the conflicts committee of the board of the directors of the General Partner has received the opinion of Evercore Partners Inc., the financial advisor to the conflicts committee of the board of directors of the General Partner, that the consideration to be paid to the General Partner pursuant to Section 2.2 of this Agreement is fair from a financial point of view to the Partnership and the holders of common units of the Partnership other than Tesoro, the General Partner or any of their respective affiliates.

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ARTICLE III
REPRESENTATIONS
Section 3.1Representations of TRMC. TRMC hereby represents and warrants to the General Partner, the Partnership and the Operating Company as follows:
(a)As of the Effective Time:
(i.)the Assets and the Secondary Assets are in good working condition, suitable for the purposes for which they are being used in accordance with accepted industry standards and all applicable laws and regulations.
(ii.)TRMC has title to the Assets that is sufficient to operate the Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence as of the Effective Time.
(iii.)to TRMC's knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets that would materially impair the rights granted to the Partnership Group pursuant to the transactions contemplated by this Agreement.
(b)As of the Secondary Effective Time:
(i.)TRMC has title to the Secondary Assets that is sufficient to operate the Secondary Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence as of the Effective Time.
(ii.)to TRMC's knowledge, after reasonable investigation, there are no terms in any agreements included in the Secondary Assets that would materially impair the rights granted to the Partnership Group pursuant to the transactions contemplated by this Agreement.
Section 3.2Representation of the General Partner. The General Partner hereby represents and warrants to TRMC as of the Effective Time and as of the Secondary Effective Time that the General Partner has full power and authority to act as general partner of the Partnership in all material respects.
Section 3.3Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro as of the Effective Time that the Common Units and the general partner units of the Partnership issued to the General Partner pursuant to Section 2.2(a) have been duly authorized for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and

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nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).
Section 3.4Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as of the Effective Time and as of the Secondary Effective Time:
(a)The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).
(b)The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.

(c)For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party enforceable against such Party in accordance with its terms; except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further; that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.

(d)Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to, (i) the partnership agreement, limited liability company agreement,

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certificate of limited partnership, certificate of formation or conversion, certificate of articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party's applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.

(e)No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, and (ii) consents that have been obtained, except in the case of clause (ii) where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

(f)No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
FURTHER ASSURANCES

From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned

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by this Agreement or intended to be so (including any actions required to effect the assignment and conveyance of the Secondary Assets pursuant to Section 5.1 and to obtain the CSLC Lease Renewal, the CSLC approval and the CDFG Approval), and (c) more fully and effectively to carry out the purposes and intent of this Agreement. Further, each Party shall grant to the other Party and their respective agents and representatives access to their respective property after the Effective Time during normal business hours and subject to standard safety and security procedures of the applicable Party for purposes of the operation of their respective businesses, as contemplated hereunder and under the documents referenced herein.
ARTICLE V
SECONDARY ASSETS

Section 5.1Assignment and Conveyance of Secondary Assets.

(a)Prior to the CSLC Lease Renewal, the Operating Company may request in writing that TRMC assign the Secondary Assets to the Operating Company. Upon TRMC's receipt of such written request, TRMC will act with reasonable diligence, to obtain the CSLC Approval to the transfer of the Wharf Lease as soon as reasonably practicable under terms and procedures consistent with the State of California requirements. In such event, the Parties will act with reasonable diligence to also obtain the contemporaneous CDFG Approval.

(b)Upon TRMC's receipt of the CSLC Approval and the CDFG Approval, TRMC shall assign the Secondary Assets to the Operating Company by appropriate documentation or instruments satisfactory to the Partnership.

(c)To effect the assignment of the Secondary Assets in Section 5.1(b), the transactions described below shall be deemed to be completed in the following order: (i) TRMC shall contribute the Secondary Assets to the General Partner, (ii) the General Partner shall contribute the Secondary Assets to the Partnership, and (iii) the Partnership shall contribute the Secondary Assets to the Operating Company (or any other subsidiary of the Partnership as determined by the Partnership), each in the same manner and subject to the same provisions (other than there shall be no additional consideration for any such contribution) as provided for the contribution of the other Assets in Article II.

(d)The transactions described in Section 5.1(c) shall be effective as of 8:00 a.m. Central Time on the date no later than five (5) business days after TRMC's receipt of the CSLC Approval and the CDFG Approval (the “Secondary Effective Time”), on which date the Parties shall take the following actions and make the following deliveries as of the Secondary Effective Time:

(i)TRMC shall execute and deliver documents and instruments necessary and appropriate to convey the Secondary Assets directly to the Operating Company in the forms of Exhibit F, as applicable;

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(ii)each Party shall have complied in all material respects with each of their respective covenants and agreements contained herein for the Interim Period and each of their representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Secondary Effective Time (except for TRMC's representations in Section 3.1(a), which shall not be deemed to have been made) and shall then be true and correct, except for such failure of representations and warranties to be true and correct (without regard to any material qualifications contained therein) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; in that regard, each Party shall deliver a certificate, dated as of the Secondary Effective Time, of an executive officer of that Party certifying as to the matters specified in this Section 5.1(d)(ii); and

(iii)the Operating Company shall assume responsibility for all applicable permits, licenses, consent decrees and other regulatory requirements of an owner and operator of the Secondary Assets, including, without limitation, those listed in Section I and II of Exhibit G, and shall promptly thereafter take appropriate action to have them transferred into the name of the Operating Company; provided, however, that the Consent Decree identified in item I.2 of Exhibit G shall not be transferred but the Operating Company shall become a party thereto in accordance with applicable law; and

(iv)each Party shall execute such documents and instruments as shall be reasonably requested by any other Party to effect the assignment and conveyance of the Secondary Assets in accordance with the terms hereof.

Section 5.2Covenants during Interim Period. During the Interim Period:

(a)TRMC hereby appoints the Operating Company to manage and operate the Secondary Assets in accordance with the terms of the MTUTA;

(b)subject to the MTUTA, TRMC shall maintain the Secondary Assets in as good working order and condition as of the Effective Time, ordinary wear and tear excepted;

(c)TRMC shall advise the Partnership Group promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement related to the Secondary Assets;

(d)TRMC shall file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of Secondary Assets to be filed with or reported to any governmental authority;

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(e)TRMC shall file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any governmental authority necessary or required for the continuing operation of the Secondary Assets whether or not such approval would expire before or after the Secondary Effective Time;

(f)TRMC shall not permit any lien or other encumbrance to be imposed on the Secondary Assets, other than Permitted Liens;

(g)TRMC shall not sell, lease or otherwise dispose of any of the Secondary Assets; and

(h)to the extent TRMC is a lessee under the Wharf Lease and must carry and maintain Pollution Legal Liability Insurance with respect to the Wharf Lease, the Operating Company shall reimburse TRMC for all of those insurance costs.

Section 5.3Indemnification.

(a)The Operating Company hereby agrees to indemnify, defend and hold harmless TRMC from and against any losses suffered or incurred by TRMC by reason of or arising out of any act or omission of the Operating Company, as applicable, in contravention of the Wharf Lease and occurring after the Effective Time. For the avoidance of doubt, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which TRMC is entitled under Sections 3.1(b) or 3.5(b) of the Amended and Restated Omnibus Agreement and Section 19(a) of MTUTA.

(b)The Parties acknowledge and agree that the Operating Company, as a member of the Partnership Group, is entitled to certain indemnification with respect to the Wharf and SHPL under the terms of the Amended and Restated Omnibus Agreement and nothing in this Section 5.3 shall be construed to limit such indemnification.

Section 5.4Cooperation on Assignment. The Parties shall cooperate and use commercially reasonable efforts to have the assignment of the Wharf Lease approved by the CSLC at the earliest practicable time consistent with the State of California requirements. In this regard, the Operating Company shall provide such forms of financial security and meet other requirements as may be reasonably required by the CSLC, consistent with the terms of the Wharf Lease or the terms of its renewal.

ARTICLE VI
RESCISSION AND REPURCHASE OPTION
Section 6.1Rescission.
(a)The Operating Company may rescind the transactions contemplated by this Agreement by written notice to TRMC if the CSLC has issued a final determination, after the exhaustion of all possible administrative appeals within the applicable agency, (i) to refuse to extend and renew the Wharf Lease to allow the

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Operating Company to operate the Wharf for the initial ten-year term of the MTUTA, (ii) to refuse to approve the assignment of the Wharf Lease to the Operating Company at the time of the extension of the Wharf Lease (or earlier if the Operating Company requests an assignment pursuant to Section 5.1), or (iii) to impose conditions upon an extension and renewal or an assignment of the Wharf Lease that are unacceptable to the Operating Company and not consistent with the current terms thereof (other than increased rent, in accordance with current standards).

(b)Upon TRMC's receipt of the notice specified in Section 6.1(a):

(i)all Assets will be returned to TRMC;

(ii)Tesoro shall repay the loan specified in Section 2.4(a) to the General Partner;

(iii)the General Partner shall repay the consideration received from the Partnership in Section 2.2 to the Partnership (with the Common Units and General Partner Units immediately cancelled by the Partnership);

(iv) the Parties shall file any documents or instruments necessary or appropriate with federal, state or local governmental authorities to cancel the transactions contemplated by this Agreement, including, but not limited to, conveyance documents related to the Assets to nullify the transactions that occurred on the Effective Date; and

(v)the Parties shall amend or terminate, as applicable, and shall cause all their Affiliates (as defined in the Amended and Restated Omnibus Agreement) to amend or terminate, as applicable, any agreements (or portions of inter-company agreements), that were entered into or amended in connection with the transactions contemplated in this Agreement to be as such agreements existed prior to the Effective Date.

(c)Notwithstanding the foregoing in this Section 6.1, any indemnities that existed in any applicable agreement related to the Assets prior to the Effective Date and before the Operating Company's ownership and operation of the Assets for the period between Effective Date and the date of rescission will survive the rescission.

(d)Any revenues earned and expenses incurred by any Party related to the Assets from the Effective Time through the date of rescission shall not be refunded or reimbursed.
Section 6.2Repurchase Option.
(a)At least 30 days prior to any expiration or termination of the MTUTA (except for a termination of the MTUTA based on cessation of Refinery operations (as defined in the MTUTA)), TRMC may deliver written notice to the Operating Company of its intent to repurchase the Assets and the Secondary Assets. The

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consideration to be paid by TRMC to the Operating Company for such repurchase of the Assets and the Secondary Assets shall be the fair market value of the Assets and the Secondary Assets as determined by the same process as in Section 2.3 of the Amended and Restated Omnibus Agreement.

(b)Upon determination of the applicable Repurchase Price, the Parties shall execute documents and instruments necessary and appropriate to convey the Assets and the Secondary Assets to TRMC, which documents and instruments shall be in form and substance satisfactory to TRMC and the General Partner. Such purchase shall be consummated on a mutually agreeable date within 90 days after the determination of the Repurchase Price.

(c)In addition, the Parties shall use reasonable efforts to obtain the approval of the CSLC to the reassignment of the Wharf Lease to TRMC and the approval of the CDFG of the reissuance of the COFR to TRMC.

ARTICLE VII
MISCELLANEOUS

Section 7.1Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:

(a)the Partnership and TRMC shall each pay one-half of (i) the sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made under Article II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP and Latham & Watkins LLP, and (iv) any other customary closing costs associated with the contributions of the Assets and Secondary Assets; and
(b)the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP, Hanson Bridgett LLP and Evercore Partners Inc.
Section 7.2Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word

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“including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 7.3Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.4No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.5Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.6Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding; (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper; (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and

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sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 7.7Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 7.8Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner's board of directors.
Section 7.9Integration. THIS AGREEMENT AND THE INSTRUMENTS REFERENCED HEREIN SUPERSEDE ALL PREVIOUS UNDERSTANDINGS OR AGREEMENTS AMONG THE PARTIES, WHETHER ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUCH INSTRUMENTS. THIS AGREEMENT AND SUCH INSTRUMENTS CONTAIN THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO UNDERSTANDING, REPRESENTATION, PROMISE OR AGREEMENT, WHETHER ORAL OR WRITTEN, IS INTENDED TO BE OR SHALL BE INCLUDED IN OR FORM PART OF THIS AGREEMENT UNLESS IT IS CONTAINED IN A WRITTEN AMENDMENT HERETO EXECUTED BY THE PARTIES HERETO AFTER THE DATE OF THIS AGREEMENT.
Section 7.10Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remember for any party's breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.
Section 7.11Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

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Section 7.12Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.12.
If to the Tesoro or TRMC:

Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:

Tesoro Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Effective Time.

TESORO LOGISTICS LP		TESORO CORPORATION

By:	Tesoro Logistics GP, LLC, its general partner	By:	/s/ GREGORY J. GOFF Gregory J. Goff President
By:	/s/ PHILLIP M. ANDERSON Phillip M. Anderson President
TESORO LOGISTICS GP, LLC		TESORO LOGISTICS OPERATIONS LLC
By:	/s/ PHILLIP M. ANDERSON Phillip M. Anderson President	By:	/s/ PHILLIP M. ANDERSON Phillip M. Anderson President
TESORO REFINING AND MARKETING COMPANY
By:	/s/ GREGORY J. GOFF Gregory J. Goff President

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